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                                                            EXHIBIT 5.1


June 5, 1996

Photon Dynamics, Inc.
1504 McCarthy Boulevard
San Jose, California  95035

Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-8 to be filed by Photon Dynamics, Inc., a California corporation (the "Company"), with the Securities and Exchange Commission on June 5, 1996 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 1,118,821 shares of the Company's Common Stock (the "Shares"). The Shares are reserved for issuance under the Company's 1987 Stock Option Plan and 1995 Stock Option Plan. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

          It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                              Very truly yours,
                              Morrison & Foerster LLP